UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2009

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 12, 2009, Applied Materials, Inc. (Applied or the Company) filed a Current Report on Form 8-K (the Initial Filing) that included, in Item 2.05 thereof, disclosure regarding the Company’s implementation of a global restructuring plan (the Plan) intended to better align the Company’s cost structure and capabilities with industry changes, market conditions and opportunities. The Initial Filing stated that Applied expected to reduce its global workforce as of October 25, 2009 by approximately 1,300 to 1,500 positions, or 10 to 12 percent, and that Applied expected to complete implementation of the Plan by May 2011. In the first quarter of fiscal 2010, Applied took a pre-tax charge associated with the Plan in the amount of $104 million for employment termination benefits to be paid in cash.

Due to changes in business requirements, Applied currently expects that reductions in its global workforce pursuant to the Plan will be approximately 1,000 positions and expects to incur total charges associated with the Plan of approximately $84 million, to be paid in cash. Accordingly, Applied will record a favorable adjustment of $20 million during its third fiscal quarter ending August 1, 2010.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the expected charges, scope and anticipated timing of the Plan. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global economic and industry conditions; Applied’s ability to implement the program as planned; retention of key employees; changes in Applied’s business requirements; and other risks described in Applied’s filings with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Applied undertakes no obligation to revise or update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: July 21, 2010	By:	/S/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary